DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") is entered into this 9th day of July, 2008, by and between Cono Italiano, Inc. ("Cono"), a Delaware corporation, having its principal place of business at 384 N. Ocean Ave, #302, Long Branch, NJ 07740, and Pino Gelato, Inc. ("Pino"), a South Carolina corporation, having its principal place of business at 1000 William Hilton Parkway, Village at Wexford, Suite G 1, Hilton Head, South Carolina 29928. Cono holds an sole license to produce and distribute a cone shaped pizza (the "Pizza Cono") in the United States, Canada, and Mexico and the parties desire to and hereby do, enter into a distributor/supplier relationship for the retail sale of the Pizza Cono and for sales of franchises pursuant to the terms and conditions set forth in this Agreement.

1.             DISTRIBUTION RIGHTS

1.1           TERRITORY. Cono grants and licenses to Pino the sole rights to sell and distribute the Products (as defined below) through Retail Channels (as defined below) in the United States, Canada, and Mexico. Pino shall also have the exclusive rights to sell franchises to franchisees which shall use the name "IPCono" (if a standalone Pizza Cono franchise) or Pino Gelato and which shall sell the Products through Retail Channels.

1.2           PRODUCTS. The "Products" shall mean, but not be limited to, the original pizza cone (Pizza Cono) and any related items developed and produced by Cono.

1.3           PATENTS; NON-INFRINGEMENT; GOOD STANDING. (a) The Products are protected by patent number _PCT/IT/000408_. Cono represents warrants and covenants to Pino that the Products do not and will not infringe any third party's proprietary rights, including, but not limited to, any trade secret or domestic or foreign patents. Cono shall indemnify, defend and hold Pino and its affiliates and each of their employees, shareholders, officers, directors, managers, agents, and representatives harmless from and against any and all liabilities and damages and claims for damages, suits, proceedings, recoveries, judgments, executions, losses, costs, penalties, fines or expenses (including but not limited to litigation costs and expenses and reasonable attorneys' fees) which may be made, had, brought or recovered by reason or on account of any actual or claimed infringement of any proprietary rights with respect to the Products.

(b)           Cono represents and warrants that Cono and Mitch Brown are each in good standing and have not breached any agreements with Cono Italiano. Cono also represents and warrants that Cono and Mitch Brown have not breached any other agreements with any other person or entity relating to the Products.

(c)           Josue Altomonte represents and warrants that (i) to the best of his knowledge, the representations and warranties in section 1.3(b) are true and accurate and (ii) he and any affiliates or other entities with which he is employed or has an ownership interest in are in good standing and have not breached any agreements between Cono Italiano and Pizza Hands/P-Group that gave Josue Altomonte and/or his affiliates and employers the rights to distribute, sell, and manufacture the Products in the United States, Canada, and Mexico.

1.4           PRODUCT PRICING. Pino shall pay Cono's actual cost to source Products from Italy, but Pino's price for any unfilled pizza cones that Cono sources from Italy shall be no more than fifty two cents ($.52) per cone with a 4 weeks lead time by sea, including freight; provided the cost for shipping do not increase for Cono(Euro exchange rate), however, that such costs per cone may increase up to the amount of Cono's actual and verifiable additional costs of raw materials. Cono must verify such raw materials increases by providing copies of actual invoices to Pino. The parties acknowledge and agree that the goal of Cono building production capacity in the United States is to decrease the price of the Products. Cono represents and warrants that it believes that it will be able to decrease the price of an unfilled cone to a price that is materially less than fifty-two cents ($0.52) per cone.

1.5           RETAIL CHANNELS. (a) “Retail Channels” shall mean any store, establishment, or other distribution channel where the person(s) who purchase(s) the products do(es) so for immediate personal consumption. Retail Channels includes all airports, including those serviced by Westfield’s and HMS Host, but does not include locations serviced by Aramark or Centerplate (other than airports), US Food's distribution to Disney properties, or the sale of Products on a wholesale basis to grocery stores, convenience stores, and other similar establishments which do not resell the Products to customers in a restaurant, snack bar, kiosk, or other similar setting. By way of example, Cono Italiano shall retain the rights to sell the Products on a wholesale basis to Wal-Mart, Target, Rite Aid, CVS, Sam's Club, Costco stores, 7-11 stores, Wawa, Quick Check, or drug chains that sell "frozen" packaged products, so long as such entity does not then resell the Products in an in-store restaurant, snack bar, kiosk, or other similiar setting.

(b) The foregoing notwithstanding, Cono understands that Pino is currently in discussions with certain groups regarding distribution and sales rights in several areas and by written mutual agreement, the parties may make special exceptions to the foregoing definition of Retail Channels.

2.             TERM AND TERMINATION

2.1           TERM. Subject to the termination rights set forth in section 2.2 below, this Agreement will have an initial ten (10) year term. This Agreement shall automatically renew for additional 10-year terms. If either party is in material breach of this Agreement at the end of the initial term or any additional term, then the non-breaching party may send the breaching party a notice that it intends to terminate this Agreement as of the end of the initial term or additional term unless the breaching party cures its breach within thirty (30) days following its receipt of such notice.

2.2           TERMINATION.

(a)
Pino may terminate this Agreement at any time during the first twelve (12) months without cause. In the event of such termination, Cono shall not be responsible for the return of any funds previously paid by Pino.

(b)
Upon breach by one party of any material term of this Agreement (other than any payment provisions, which are covered by section 2.2(d) below), the other party shall give written notice of such breach and, in the event such breach is not cured within thirty (30) days, the party giving notice shall have the right to terminate the Agreement.

(c)
If there is a breach in either (i) any of the agreements between and/or among Cono Italiano, Mitch Brown, and Total Luxury Group related to Brown’s and Cono’s rights to the Products in the United States, Canada, and Mexico (the “Mitch Documents”) or (ii) any of the agreements between Cono Italiano and Pizza Hands/P-Group that gave Josue Altomonte (and any affiliates or other entities with which he is employed or has an ownership interest in) the rights to distribute, sell, and manufacture the Products in the United States, Canada, and Mexico (the “Josue Documents”), then Pino shall give written notice of such breach and, in the event such breach is not cured within thirty (30) days, Pino shall have the right to terminate the Agreement.

(d)
In the event one party fails to pay any undisputed amounts due under this Agreement, the other party shall give written notice of such breach and, in the event such breach is not cured within thirty (30) days, the party giving notice shall have the right to terminate the Agreement.

(e)
In the event one party becomes insolvent, files a petition in bankruptcy, makes an assignment for the benefit of creditors, or otherwise becomes incapable of performing its duties and responsibilities, the other party may terminate the Agreement.

(f)
In the event Cono is unable to meet Pino's forecasted demands for the Products or if Cono is unable to provide Products of reasonable commercial quality, and either of such inabilities continues for a period of thirty (30) days after Pino provides notice of either situation to Cono, Pino may terminate the Agreement.

(g)
Pino may terminate this Agreement immediately if there is a breach in the non-infringement representation and covenant set forth in section 1.3 or if there is ever an adjudication, arbitration ruling, settlement agreement which materially reduces or terminates the rights of Cono to manufacture, distribute and / or sell the Products.

3.             CONSIDERATION

3.1           PAYMENTS FOR RIGHTS GRANTED TO PINO. As consideration for the master distribution rights and license granted to Pino, the following payments will be made to Cono:

(a)	$50,000 upon execution of this Agreement;
(b)	$25,000 upon delivery to a warehouse designated by Pino all manufacturing equipment needed to manufacture and package empty cones within the United States;
(c)
$25,000 upon successful installation of production equipment in a manufacturing site in the United States or upon completion of satisfactory definitive arrangements and installation of manufacturing equipment with a third party manufacturer within the United States capable of providing Products sufficient to meet Pino’s reasonable forecasted needs for the Products at a price not exceeding $0.52 per unfilled cone, including freight (as well as the reasonable forecasted needs of all wholesale customers);

(d)
$50,000 after Cono concludes ninety (90) days of production of Products in the United States (at a price not exceeding $0.52 per unfilled cone, including freight) sufficient to meet the actual demand for Products by Pino and other customers;

(e)
$100,000 ninety (90) days after the payment made pursuant to section 3.1 (d) above, provided that production continues to meet the actual demand for Products by Pino and other customers (at a price not exceeding $0.52 per unfilled cone, including freight).

In the event Cono is unable to establish a production facility in the United States capable of meeting the actual demand for Products from Pino and other customers on or before a date eight (8) months after the effective date of this Agreement, then the payments made by Pino pursuant to this section 3 shall be refunded to Pino, and all options to purchase common stock granted to Pino pursuant to section 4 below shall be canceled. In the event Pino terminates this Agreement pursuant to (i) section 2.2(g) at any time during this Agreement or (ii) any subsection of section 2.2, other than section 2.2(a) or section 2.2(g), within the first three (3) years following the execution of this Agreement, then the payments made by Pino pursuant to this section 3 shall be refunded to Pino.

3.2           PAYMENT FOR FRANCHISES. Cono shall receive ten percent (10%) of any and all initial franchise fees received by Pino from the sale of Pizza Cono franchises or a combination of Pino Gelato/Pizza Cono franchises. Said payments shall be made within twenty-one (21) days of the receipt by Pino of said initial franchise fees and shall be reduced by the amount of any returns and/or rebates.

4              CONO STOCK

4.1           COMMON STOCK. As partial consideration for the payments made to Cono pursuant to section 3 above, Pino (or its designee(s)) shall be entitled to receive shares of Cono's common stock at the rate of two (2) shares for each one dollar ($1.00) paid. By way of example, Pino shall be entitled to receive the following stock:

Payment	Subsection		Shares Issued
$50,000	3.1	(a)	250,000
$25,000	3.1	(b)	0
$25,000	3.1	(c)	0
$50,000	3.1	(d)	0
$100,000	3.1	(e)	250,000

Said shares shall be issued in two installments: (i) 250,000 shares shall be issued simultaneously with Pino’s payment of $50,000 pursuant to section 3.1(a) of this Agreement, and (ii) 250,000 shares shall be issued simultaneously with Pino’s payment of $100,000 pursuant to section 3.1(e). All such shares shall be subject to the provisions of SEC Rule 144 and other applicable SEC regulations; provided, however, that all of such shares shall have the same rights as any shares held by the current shareholders.

4.2           STOCK OPTIONS. As further partial consideration for the payments made to Cono pursuant to section 3 above, on the date of execution of this Agreement Cono shall grant to Pino (or its designee(s)) options to purchase one million (1,000,000) shares of common stock at an exercise price of thirty cents ($.30) per share. Such options must be exercised at any time without restriction prior to the termination of this Agreement; any unexercised options will expire and be canceled at the end of the 10 year term. At the end of the initial 10-year term, unless Cono terminates this Agreement due to Pino's breach, Cono shall grant to Pino (or its designee(s)) options to purchase an additional one million (1,000,000) shares of common stock at an exercise price of one dollar ($1.00) per share. Upon termination of the renewed agreement, any unexercised portion of such options will expire and be canceled.

4.3           ANTI-DILUTION. Any stock and stock options issued to Pino (or its designee(s)) shall be subject to all customary protections against dilution, stock splits, recapitalizations, additional share issuances, etc.

5              GENERAL PROVISIONS

5.1           NOTICE. Any notice which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the other party, (ii) by mailing the notice by registered or certified mail, return receipt requested, or (iii) by nationally recognized express courier service to the party to whom the notices directed at the address of the party as set forth in this Agreement.

5.2           GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of NEW JERSEY.

5.3           COOPERATION. Each party agrees to execute and deliver such further documents and to cooperate as may be necessary to implement and give effect to the provisions contained herein. Specifically, Cono will permit Pino to conduct reasonable due diligence on Cono's production processes and plans for making the Products in the US. Such due diligence shall include, without limitation, (i) Pino being able to review Cono's production agreements and related agreements related to production of the Products in the Italy, (ii) the production agreements and related agreements related to production of the Products in the US, (iii) the various agreements involving Mitch Brown, Total Entertainment, and Total Luxury Group, and (iv) Pino being able to review the Mitch Documents, the Josue Documents, and any related documents.

5.4           FORCE MAJEURE. Neither party shall be liable to the other for any delay or failure to perform which results from causes outside its reasonable control.

5.5           EXPENSES. Except as otherwise specifically set forth in this Agreement, each party shall be responsible for its own fees and expenses related to this Agreement (including, without limitation, attorneys fees).

5.6           NO IMPLIED WAIVERS. If either party fails to require performance of any duty hereunder by the other party, such failure shall not affect its right to require performance of that, or any other, duty thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be a waiver of the provision itself, a waiver of any breach thereafter, or a waiver of any other provision herein.

5.7           SEVERABILITY. A judicial determination that any provision of this Agreement is invalid in whole or in part shall not affect the enforceability of those provisions found to be valid.

5.8           CONFIDENTIALITY. The terms of this Agreement will remain confidential and neither party nor any of their respective affiliates or representatives will disclose to any third party any of the terms and/or conditions of this Agreement, without the prior written consent of the other, unless required, in the opinion of legal counsel, to be disclosed by law, in which case the parties will discuss the terms of such disclosure prior to its release. Any press release or other public announcement regarding this Agreement will be jointly approved in advance by both parties.

5.9           BINDING EFFECT/ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors, and permitted assigns. This Agreement shall not be assignable by either party without the express written consent of the other party. Any attempted assignment in violation of this provision will be void.

5.10         ENTIRETY. This Agreement constitutes the entire agreement between the parties regarding its subject matter. This Agreement supersedes any and all previous proposals, representations, or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this agreement are expressly terminated. Any modifications to this Agreement must be in writing and signed by an authorized representative of each party.

5.11         COUNTERPARTS. This Agreement may be executed in one or more counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

[Signature Page for Distribution Agreement]

IN WITNESS WHEREOF, the parties hereby have executed this Agreement.

Cono Italiano, Inc.		Pino Gelato, Inc.

By	/s/ Mitchell H. Brown	By	/s/ Ramona Fantini
	Mitchell H. Brown	Ramona Fantini, President
Chief Executive Officer

Date: July 9, 2008		Date: July 9, 2008

For purposes of Section 1.3(c) only:

/s/ Josue Altomonte
Josue Altomonte